AGREEMENT AND PLAN OF MERGER

This Agreement And Plan Of Merger dated as of the 13th day of September, 2004.

BETWEEN:

RELAY MINES LIMITED (a Nevada Corporation), having its office a Nevada corporation with its principal office at 1040 West Georgia Street, Suite 1160, Vancouver, British Columbia, Canada V6E 4H1

("Relay")

OF THE FIRST PART

AND:

TSI MED ACQUISITION CORP. (a Nevada Corporation), having its registered office at 3273 East Warm Springs Road, Las Vegas, Nevada 89120

("Relay Sub")

OF THE SECOND PART

WHEREAS:

A.                  This Agreement and Plan of Merger (this "Agreement") is made and entered into as of September 13, 2004 between Relay and Relay Sub. Relay and Relay Sub are from time to time herein referred to as the "Constituent Corporations";

B.                  Relay Sub is the wholly-owned subsidiary of Relay and is a corporation duly organized and existing under the laws of the State of Nevada;

C.                  Each of the Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of Constituent Corporations and their respective shareholders that Relay Sub be merged with and into its parent, Relay;

D.                  By directors' resolution dated September 13, 2004, the Board of Directors of Relay Sub has approved the Plan of Merger embodied in this Agreement.

E.                  By directors' resolution dated September 13, 2004, the Board of Directors of Relay has approved the Plan of Merger embodied in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Constituent Corporations do hereby agree to merge on the terms and conditions herein provided, as follows:

1.                  THE MERGER

1.1                The Merger

                      Upon the terms and subject to the conditions hereof, on the Effective Date (as hereinafter defined), Relay Sub shall be merged with and into Relay in accordance with the applicable laws of the State of Nevada (the "Merger"). The separate existence of Relay Sub shall cease, and Relay shall be the surviving corporation (the "Surviving Corporation") and shall be governed by the laws of the State of Nevada.

1.2                Effective Date

                      The merger shall become effective on the date and at the time of filing of Articles of Merger, in substantially the form annexed hereto as Appendix A, with the Secretary of State of the State of Nevada, (the "Effective Date"), all after satisfaction of the requirements of the applicable laws of Nevada prerequisite to such filings.

1.3                Articles of Incorporation

                      On the Effective Date, the Articles of Incorporation of Relay, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation, except that Article 1 of the Articles of Incorporation of Relay, as the Surviving Corporation, shall be amended to state that the name of the corporation is "XLR Medical Corp."

1.4                Bylaws

                      On the Effective Date, the Bylaws of Relay, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the bylaws of the Surviving Corporation.

1.5                Directors and Officers

                      The directors and officers of Relay immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, until their successors shall have been duly elected and qualified or until otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

1.6                Conditions Precedent to Closing by Relay

                      The obligations of Relay to consummate the Merger is subject to the completion of the merger contemplated by the agreement and plan of merger dated August 12, 2004 among Relay, Relay Sub, TSI Medical Corp., a Nevada corporation, Carlo Civelli and Bruno Mosimann. The Closing of the Merger contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. This condition of closing is for the benefit of Relay and may be waived by Relay in its discretion.

2.                  CONVERSION OF SHARES

2.1                 Relay Common Stock

                      Upon the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock of Relay, par value of $0.00001 per share, outstanding immediately prior to the Effective Date shall be changed and converted into one fully paid and non-assessable share of the common stock of the Surviving Corporation, par value of $0.00001 per share (the "Survivor Stock").

2.2                Relay Sub Common Stock

                      Upon the Effective Date, by virtue of the Merger and without any action on the part of the shareholder thereof, each share of common stock of the Relay Sub outstanding immediately prior to the Effective Date shall be cancelled.

2.3                Exchange of Certificates

                      Each person who becomes entitled to receive any Survivor Stock by virtue of the Merger shall be entitled to receive from the Surviving Corporation a certificate or certificates representing the number of Survivor Stock to which such person is entitled as provided herein.

3.                  EFFECT OF THE MERGER

3.1                Rights, Privileges, Etc.

                      On the Effective Date of the Merger, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Relay Sub and Relay; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of Relay Sub and Relay on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed, title to any real estate, or any interest therein vested in Relay Sub or Relay, shall not revert or in any way be impaired by reason of this merger; and all of the rights of creditors of Relay Sub and Relay shall be preserved unimpaired, and all liens upon the property of Relay Sub or Relay shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

3.2                Further Assurances

                      From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Relay Sub such deeds and other instruments, and there shall be taken or caused to be taken by it such further other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of Relay Sub and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Relay Sub or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.                  GENERAL

4.1                Abandonment

                      At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Relay Sub or Relay or both.

4.2                Amendment

                      At any time prior to the Effective Date, this Agreement may be amended or modified in writing by the Board of Directors of either Relay Sub or Relay or both.

4.3                Governing Law

                      This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada and the merger provisions of the Nevada Revised Statutes.

4.4                Counterparts

                      In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

4.5                Electronic Means

                      Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first written.

RELAY MINES LIMITED

Per:	/s/ Logan B. Anderson
Name: Logan B. Anderson
Title: President and Director

TSI MED ACQUISITION CORP.

Per:	/s/ Reg C. Handford
Name: Reg C. Handford
Title: President and Director